Exhibit 99.1

Press Release
For Immediate Release

OVERLAND STORAGE ANOUNCES
FISCAL 2007 FIRST QUARTER RESULTS

SAN DIEGO – October 27, 2006 – Overland Storage, Inc. (NasdaqNGS: OVRL) today announced results for its fiscal 2007 first quarter ended September 30, 2006.  The results reflect the continued investment in new product development as well as a charge to write off the unamortized cost of the company’s acquisition of Zetta Systems, Inc.

Revenue for the fiscal 2007 first quarter was $41.8 million compared with $58.5 million for the same period last year.  The company reported a net loss of $20.0 million, or $1.54 per share, for the quarter compared with a net loss of $2.9 million, or $0.21 per share, a year earlier.  The non-GAAP net loss for the fiscal 2007 first quarter, excluding the amortization and write-off of the acquired technology of Zetta Systems, Inc., was $10.8 million, or $0.84 per share.  Non-GAAP results are presented to provide an alternative view of the company’s financial results in light of the nonrecurring nature of the Zetta charges.  See “Non-GAAP Financial Measures” below.

Overland noted that demand from its largest OEM customer was much stronger than expected.  Sales to that customer increased 16 percent on a sequential quarterly basis compared to the fiscal 2006 fourth quarter.  In comparison to the fiscal 2006 first quarter, however, sales to this customer declined 27 percent, reflecting the previously announced transition by the customer to a new product being provided by an alternate supplier.

Overland further noted that production issues during the quarter inhibited the flow of product.  The company is working with its contract manufacturer to put into effect the previously announced transition of manufacturing back to Overland’s San Diego facility, and expects to complete the transition by 2006 calendar year end.  Backlog at the end of the fiscal 2007 first quarter was $6.1 million.  Subsequent to the end of the quarter, significant progress was made to reduce the backlog.  Virtually all the noted backlog represented unfulfilled orders from branded customers.  This situation, combined with record branded sales in the fiscal 2006 first quarter, contributed to unfavorable year-over-year comparisons with branded sales being 26 percent lower in this year’s first quarter.

The company also noted that it wrote off the remaining unamortized $8.4 million intangible asset from its August 2005 acquisition of Zetta Systems, Inc. due to the high

cost of software development without commensurate returns.   Overland said the company is closing its Seattle development office and significantly reducing the number of software engineers associated with its primary storage development initiatives.

Commenting on its gross profit margin for the fiscal 2007 first quarter, the company noted that its reduced margin was largely a consequence of the high concentration of OEM revenue previously noted.  Additionally, higher manufacturing costs and inventory reserves, including reserves for inventory associated with the Zetta write-off, impacted margin.

The balance of cash and short-term investments held by the company declined by $16.7 million to $45.8 million at the end of the fiscal 2007 first quarter.  The decline reflects the loss for the quarter, excluding the Zetta write-off and other non-cash charges, increased inventory of $3.4 million related to the backlog and the startup of manufacturing at the company’s San Diego facility, capital expenditures of $2.1 million and $2.7 million spent on purchase of its stock under its share repurchase plan.

“The past year and a half has been a difficult period for Overland.  We entered this period with a plan to refresh our entire product portfolio, knowing that it would be costly, but important to compete more effectively and facilitate future growth.  We also had a substantial cash position that could be invested in our business to fund this effort,” said Christopher P. Calisi, president and chief executive officer.

He highlighted the successful introduction of the new ARCvault™ tape solution, noting that the company has already shipped over 1,000 units in the first four months of its availability.  Additionally, on October 18, 2006 the company launched a new family of ULTAMUS™ RAID products with the first product shipping now.

The company noted that it has a large core group of branded channel partners who are committed to selling Overland products. The transition of manufacturing back to corporate control is in progress with the goal of providing a reliable flow of quality products.  “Overland has a dedicated team of operations employees, including many who left when we outsourced and have recently returned.  With their help, we will rebuild Overland’s manufacturing foundation and be in a better position to improve our gross margins.  We expect that by the fiscal 2007 fourth quarter, our branded revenue will represent approximately 70 percent of our total revenue, a significant increase from 45 percent in the fiscal 2007 first quarter, and, therefore, our gross margins will also improve significantly,” said Calisi.

“Our primary goal is to return Overland to profitability.  To do so, we must succeed with our new product portfolio and reduce our cost structure.  With respect to cost structure, the completion of our product development cycles, coupled with the discontinuation of development of the Zetta technology, will allow us to reduce R&D spending.  Additionally, we are further reducing our workforce and other previously planned spending.  We expect the workforce reduction to result in annual savings of approximately $4.3 million, exclusive of severance charges which will be recorded in the fiscal 2007 second quarter, and a better alignment of our cost structure to expected revenue,” concluded Calisi.

In order to preserve its cash balances, the Board of Directors terminated the company’s 2.5 million share repurchase program.  A total of $13.8 million was spent from inception of the program to purchase 1.7 million shares of the company’s common stock.

Non-GAAP Financial Measures

To supplement the Consolidated Statement of Operations presented in accordance with GAAP, the company has included a Non-GAAP Consolidated Statement of Operations that excludes charges and gains related to outsourcing the company’s manufacturing, as well as non-cash amortization and other charges related to the August 2005 acquisition of Zetta Systems.

In the second quarter of fiscal 2005, the company began the process of transferring all its manufacturing to an outsourced manufacturer. That transition was completed in the first quarter of fiscal 2006.  During fiscal 2005, the company recorded pretax outsourcing transition charges as additions to cost of revenues totaling $2.1 million. In the first quarter of fiscal 2006, the company recorded a pretax gain of $250,000 on the sale of certain manufacturing equipment to its outsourced manufacturer, which was credited to cost of revenues. In the second quarter of fiscal 2006, the company recorded a pretax charge of $617,000 related to facilities that became excess as a consequence of the outsourcing. In the fourth quarter of fiscal 2006, the company decided to terminate the relationship with its contract manufacturer and return manufacturing to its San Diego facility.  As a result, the company recorded a pretax credit of $536,000 during the fourth quarter relating to the recapture of the excess facilities that would again be used in its manufacturing process.  Because these are one-time charges and credits that will not be repeated in subsequent fiscal years, the company believes the non-GAAP results provide useful information to investors concerning the company’s operating results, and permit a more meaningful comparison to historical financial results, which did not include such charges.

The acquisition of Zetta Systems in the fiscal 2006 first quarter resulted in an immediate one-time charge of $1.1 million related to acquired in-process R&D. Additionally, the company recorded a $11.9 million intangible asset (including the gross-up effect related to deferred taxes) related to acquired technology, which it had been amortizing to cost of revenues over four years, the estimated life of the technology.  The amortization charge was $2.7 million in fiscal 2006 and $742,000 in the fiscal 2007 first quarter.  As noted above, at the end of the fiscal 2007 first quarter, the company wrote-off the $8.4 million unamortized balance of the intangible asset.

Reconciliations of GAAP net loss to non-GAAP net loss and GAAP to non-GAAP per share results are provided in a table immediately following the Non-GAAP Consolidated Statements of Operations. Although management believes the above non-GAAP financial measures enhance investors’ understanding of the company’s business and performance, these non-GAAP financial measures are inherently limited in that they exclude certain costs which are required to be included in a GAAP presentation, and therefore do not present the full measure of the company’s recorded costs against its revenues. Accordingly, these non-GAAP results should be considered together with GAAP results, rather than as an alternative to GAAP basis financial measures.

About Overland Storage

Now in its 26th year, Overland Storage is a market leader and innovative provider of simply protected storage solutions – smart data protection appliances and software modules designed to work together, affordably, to ensure that information is automatically safe, readily available and always there. Overland’s award-winning data protection solutions include the ULTAMUS SERIES™ of protected primary storage appliances; the REO SERIES® of disk-based backup and recovery appliances; and the NEO SERIES® and ARCvault™ tape automation solutions.

Overland sells its products through leading OEMs, commercial distributors, storage integrators and value-added resellers. For more information, visit Overland’s web site at www.overlandstorage.com.

Except for the factual statements made herein, the information contained in this news release consists of forward-looking statements that involve risks, uncertainties and assumptions that are difficult to predict. Words and expressions reflecting optimism and satisfaction with current prospects, as well as words such as “believe,” “intends,” “estimates,” “expects,” “projects,” “plans,” “anticipates” and variations thereof, identify forward-looking statements, but their absence does not mean that a statement is not forward looking. Such forward-looking statements are not guarantees of performance and the company’s actual results could differ materially from those contained in such statements. Factors that could cause or contribute to such differences include possible delays in new product introductions and shipments by the company including the new ULTAMUS and ARCvault product lines; possible delays in enhancements to the company’s REO line; market acceptance of the company’s new product offerings; the timing and market acceptance of new product introductions by competitors; the speed at which HP transitions from the products it currently buys from the company to its next-generation products being purchased from another vendor; delays, unbudgeted expenses, inventory reserves, inefficiencies and production problems that may result from the company’s outsourced manufacturer, the termination of that relationship and the return of production to the company’s San Diego facility; the company’s ability to modify its products to comply with the new RoHS directive in the European Union; worldwide information technology spending levels; unexpected shortages of critical components; rescheduling or cancellation of customer orders; loss of a major customer; the timing and amount of licensing royalties; general competition and price pressures in the marketplace; the company’s ability to control costs and expenses; and general economic conditions. Reference is also made to other factors set forth in the company’s filings with the Securities and Exchange Commission, including the “Risk Factors,” “Management’s Discussion and Analysis” and other sections of the company’s Form 10-K currently on file with the SEC. These forward-looking statements speak only as of the date of this release and the company undertakes no obligation to publicly update any forward-looking statements to reflect new information, events or circumstances after the date of this release.

Overland, Overland Storage, ULTAMUS SERIES, REO SERIES, NEO SERIES and ARCvault are trademarks or registered trademarks of Overland Storage, Inc.

Webcast: A live audio Webcast of Overland’s management conference call discussing fiscal 2007 first quarter results will be held beginning at 9:30 a.m. EDT, October 27, 2006, and will be posted at www.overlandstorage.com.  Please provide adequate time to log on.  Following the broadcast, the conference call will be archived for future access on Overland’s website.

CONTACT INFORMATION:

Vernon A. LoForti, CFO

Email: vloforti@overlandstorage.com

858-571-5555

Cynthia A. Bond, Director of Corporate Communications

Email:  cbond@overlandstorage.com

858-571-5555 x 4269

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- Financial Tables Follow -

OVERLAND STORAGE, INC.

CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	September 30,
	2006	2005
	(Unaudited)
Net revenues	$41,827	$58,502
Cost of revenues	36,529	45,083
Gross profit	5,298	13,419

Operating expenses:
Sales and marketing	8,753	9,364
Research and development	4,882	4,424
General and administrative	3,839	4,008
Impairment of acquired technology	8,411	—
In-process research and development	—	1,121
Total expenses	25,885	18,917

Operating loss	(20,587)	(5,498)
Interest income, net	697	558
Other income, net	(95)	(44)
Loss before income taxes	(19,985)	(4,984)
Income taxes	12	(2,084)
Net loss	$(19,997)	$(2,900)

Loss per share:
Basic	$(1.54)	$(0.21)
Diluted	$(1.54)	$(0.21)

Shares used in computing loss per share:
Basic	12,966	14,046
Diluted	12,966	14,046

OVERLAND STORAGE, INC.

NON-GAAP CONSOLIDATED STATEMENT OF OPERATIONS

(In thousands, except per share data)

	Three Months Ended
	September 30,
	2006	2005
	(Unaudited)
Net revenues	$41,827	$58,502
Cost of revenues	35,787	44,819
Gross profit	6,040	13,683

Operating expenses:
Sales and marketing	8,753	9,364
Research and development	4,882	4,424
General and administrative	3,839	4,008
Impairment of acquired technology	—	—
In-process research and development	—	—
Total expenses	17,474	17,796

Operating loss	(11,434)	(4,113)
Interest income, net	697	558
Other income, net	(95)	(44)
Loss before income taxes	(10,832)	(3,599)
Income taxes	12	(1,891)
Net loss	$(10,844)	$(1,708)

Loss per share:
Basic	$(0.84)	$(0.12)
Diluted	$(0.84)	$(0.12)

Shares used in computing loss per share:
Basic	12,966	14,046
Diluted	12,966	14,046

A reconciliation between net loss on a GAAP basis and non-GAAP net loss is as follows:

GAAP net loss	$(19,997)	$(2,900)
Impairment of acquired technology	8,411	—
Outsource manufacturing transition costs	—	(250)
In-process research and development	—	1,121
Amortization of Zetta purchased intangible assets	742	514
Income tax effect	—	(193)
Non-GAAP net loss	$(10,844)	$(1,708)

A reconciliation between diluted loss per share on a GAAP basis and non-GAAP diluted loss per share is as follows:

GAAP net loss	$(1.54)	$(0.21)
Impairment of acquired technology	0.65	—
Outsource manufacturing transition costs	—	(0.02)
In-process research and development	—	0.08
Amortization of Zetta purchased intangible assets	0.05	0.04
Income tax effect	—	(0.01)
Non-GAAP net loss	$(0.84)	$(0.12)

OVERLAND STORAGE, INC.

SELECTED BALANCE SHEET INFORMATION

(In thousands)

	September 30,	June 30,
	2006	2006
	(unaudited)
ASSETS
Cash and equivalents	$2,740	$20,315
Short term investments	43,090	42,197
Accounts receivable, net	30,019	30,321
Inventories	18,354	14,978
Other current assets	9,122	11,261
Total current assets	103,325	119,072
Property, plant and equipment, net	12,505	11,026
Other assets	5,045	14,671
Total assets	$120,875	$144,769

LIABILITIES & EQUITY
Current liabilities	$42,987	$42,691
Long-term debt	—	—
Other long-term liabilities	5,157	6,640
Shareholders’ equity	72,731	95,438
Total liabilities and equity	$120,875	$144,769